Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-42836, 33-61717 and 333-27899) pertaining to the 1991 Stock Option Plan and the 1991 Directors’ Stock Option Plan, of our report dated March 3, 2004, with respect to the financial statements of Hytek Microsystems, Inc. included in the Annual Report (Form 10-KSB) for the year ended January 3, 2004.

/s/ Ernst & Young LLP

Reno, Nevada

March 31, 2004